Exhibit 14.1



                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Shareholders of FEDERATED MUNICIPAL OPPORTUNITIES FUND, INC.:

We consent to the incorporation by reference in Pre-Effective Amendment
No. 1 to Registration Statement on Form N-14 (File No. 333-14065)of Federated Municipal Opportunities Fund, Inc.(formerly, Fortress Municipal Income Fund, Inc.) of our report dated October 11, 1996, appearing in the Annual Report of Federated Municipal Opportunities Fund, Inc. for the year ended August 31, 1996, and to the incorporation by reference in the Prospectus and Statement of Additional Information dated October 31, 1996, and to the reference to us within this registration statement.


/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
October 25, 1996